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                                                                 Exhibit (h)(24)

                             GOLDMAN, SACHS & CO.

                        Fee Information for Services as
                  Plan, Transfer and Dividend Disbursing Agent

                              GOLDMAN SACHS TRUST
                                  On behalf of
              All Funds Other Than ILA and FST Money Market Funds



     For the services provided and the expenses assumed by Goldman, Sachs & Co. pursuant to the Transfer Agency Agreement with respect to all Funds of Goldman Sachs Trust (the "Trust") other than the Institutional Liquid Assets and Financial Square Money Market Funds, the Trust shall pay to Goldman, Sachs & Co. as full compensation therefor a fee payable monthly at the respective annual rates of .19% of the average daily net asset value of each Fund's Class A, Class B and Class C Shares and .04% of the average daily net asset value of each Fund's Institutional, Service and (where applicable) Administration Shares.

     Goldman, Sachs & Co. shall bear all expenses incurred by it in connection with the performance of its duties under the Transfer Agency Agreement, including the expenses referred to in paragraph 6.02 thereof.



Goldman, Sachs & Co.                      Goldman Sachs Trust


By:  /s/ David B. Ford                    By:  /s/ Nancy L. Mucker
   --------------------------                ----------------------------
     (Authorized Officer)                      (Authorized Officer)



Date:  July 31, 1998                      Date:  July 31, 1998
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